IMPORTANT NOTICE

REGARDING YOUR INVESTMENT

PIMCO DYNAMIC CREDIT INCOME FUND (PCI)

February 20, 2015

Dear Shareholder:

As an investor with a significant holding of the PIMCO Dynamic Credit Income Fund (PCI), we are sending you the enclosed proxy ballot regarding the upcoming Annual Meeting of Shareholders to ask for your vote on an important proposal affecting your Fund.

You can also view the proxy material at www.pimco.com/closedendfunds in the documents section. Note that you may also receive a phone call from AST Fund Solutions, our proxy solicitor, to offer you the option of voting your shares quickly and conveniently by phone, mail or online.

Should you have any questions regarding the proposal or to vote your shares, please call 1 (877) 536-1558.

You will also receive an envelope by standard mail that contains this information. If you have already voted, thank you very much for your vote and please disregard these materials.

We greatly appreciate you taking the time to review the information and vote.

NOBO_PCI